SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (“Separation Agreement”) is made between E. Paul Dunn, Jr. (“Associate”) and AMERIGROUP Corporation, its subsidiaries, successors, affiliates and assigns (referred to herein, collectively and individually, as “AMERIGROUP”).

A. REASONS FOR AGREEMENT

1. Inasmuch as AMERIGROUP and Associate have agreed to mutual termination of Associate’s employment with AMERIGROUP effective as of the close of business on November 10, 2005 (the “End Date”).

2. In order to assist Associate in regard to this separation and as consideration for the obligations from Associate specified below, AMERIGROUP agrees to provide the following benefits, which are referred to as the “Special Separation Package.”

B. AGREEMENT

For and in consideration of the mutual promises and commitments specified herein, the parties agree as follows:

1. Special Separation Package
(a) On the first payroll date following the eighth (8th) day after Associate executes this Agreement, and provided that Associate has not revoked this Agreement as provided in Paragraph B.5.(a)(iv), below, and provided that Associate has not breached this Agreement, AMERIGROUP will (i) provide Associate with a Lump Sum Payment in the amount of $120,000, (ii) payment of all accrued and unpaid Paid Annual Leave in accordance with AMERIGROUP’s policy, and (iii) shall initiate payment to Associate of an amount equal to Associate’s base annual salary, to wit, $329,600.00, payable on the regular biweekly payroll cycle (the “Severance Payments”) for the period beginning on the End Date, and ending at the close of business on November 9, 2006 (the “Severance Period”).

(b) All amounts payable in Paragraph B.1.(a) above shall be less all applicable statutory withholding taxes.

(c) AMERIGROUP will pay the reasonable legal fees incurred by Associate with respect to the negotiation of this Separation Agreement and legal fees incurred with respect to the separate representation of Associate relating to matters that arose during Associate’s employment with AMERIGROUP, in an amount not to exceed $55,000 in the aggregate, upon receipt by AMERIGROUP of proper documentation thereof.

(d) Associate and AMERIGROUP further agree that Associate may file for and AMERIGROUP will respond to the application for unemployment compensation so as not to contest the Associate’s request for benefits as approved by State guidelines.

(e) The benefits provided to Associate hereunder are unique to Associate’s separation. Nothing herein shall be deemed to establish a separation agreement or other employee benefit plan or program available to other AMERIGROUP associates. The Parties hereto agree that AMERIGROUP has no formal severance package, is not obligated to provide any severance benefit, and is only obligated to pay compensation that has already accrued.

(f) Associate acknowledges that Associate’s employment with AMERIGROUP ceased effective as of the close of business on the End Date.

(g) Associate understands that Associate has no obligation to sign this Separation Agreement. If Associate chooses not to sign this Separation Agreement, AMERIGROUP will pay Associate the compensation that Associate has earned through the date of Associate’s termination, and the aforementioned accrued and unpaid Paid Annual Leave, less applicable statutory withholding taxes. Similarly, even if Associate does not sign this Separation Agreement, Associate will be offered benefits to which Associate is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and Associate shall retain all vested benefits under AMERIGROUP’s 401(k) Plan, and all other applicable benefit plans that former AMERIGROUP associates would normally retain after termination of their employment.

(h) As of the End Date, options shall cease to vest under any applicable Stock Option Agreements.

2. General Release
Associate states and affirms that Associate has not previously filed or joined in any complaints, charges, or lawsuits against AMERIGROUP with any governmental agency or court of law or equity. Associate agrees, for and on behalf of Associate and Associate’s estate, heirs, spouse, life partner, representatives, successors and assigns, that Associate was finally and permanently separated from employment with AMERIGROUP at the close of business on the End Date, and that Associate waives, releases and forever discharges AMERIGROUP and all related entities, their directors, officers, employees, attorneys and agents, from any and all claims, known or unknown, that Associate has or may have relating to or arising out of Associate’s employment with AMERIGROUP and the separation thereof, including but not limited to any claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims under Title VII of the Civil Rights Act of 1964, as amended, Age Discrimination in Employment Act, the Fair Labor Standards Act, the Family Medical Leave Act, the Equal Pay Act, Worker’s Compensation laws, Employee Retirement Income Security Act, Older Workers Benefit Protection Act, or any other Executive Orders, federal, state or local law relating to employment, employee benefits or the termination of employment, or any other claim arising out of or relating to Associate’s employment, excepting from such release of claims under this Paragraph B.2., the provisions of this Separation Agreement and the regular separation benefits. Associate also represents that Associate has not given, sold, assigned, or transferred to any one else, any claim, or a portion of a claim discussed in this Separation Agreement.

3. Claims and Actions
(a) Associate promises never to file a lawsuit asserting any claims that are released in this Separation Agreement.

(b) This Separation Agreement does not waive any rights or claims that Associate may have as to any of (i) Associate’s rights or claims which arise after the date the Associate signs this Separation Agreement, (ii) Associate’s right’s or claims to indemnification under Associate’s Indemnification Agreement with AMERIGROUP, dated November 19, 2004 (the “Indemnification Agreement”), AMERIGROUP’s By-Laws, AMERIGROUP’s Amended and Restated Certificate of Incorporation, and applicable law, or (iii) Associate’s rights and claims as an insured under any applicable AMERIGROUP director’s and officer’s liability insurance policy.

(c) If Associate breaks Associate’s promise in Paragraph B.3.(a) of this Separation Agreement and files a lawsuit based in whole or in part on claims that Associate has released, or if a lawsuit is initiated based in whole or in part on claims or that Associate has given, sold, assigned, or transferred to any one else, Associate will pay for all costs incurred by AMERIGROUP, any related companies or the directors or employees of any of them, including reasonable attorneys’ fees, in defending against Associate’s claim.

(d) Associate agrees that at all times relative hereto, Associate was an employee at will.

4. Confidentiality and Cooperation
(a) Associate will not divulge or give to anyone any proprietary or confidential information concerning AMERIGROUP’s business or affairs, employees and services obtained by Associate during Associate’s employment, nor will Associate use such proprietary or confidential information in any manner that is detrimental to the interest of AMERIGROUP.

(b) The circumstances of Associate’s separation from employment shall be deemed a termination without cause and not a “for cause” termination under Section 10 of the Employee Noncompetition, Nondisclosure and Developments Agreement, dated November 18, 2004, (the “ Nondisclosure Agreement”) or Section 5 of either the Incentive Stock Option Agreement between AMERIGROUP and Associate dated November 9, 2004, or the Nonqualified Stock Option Agreement between AMERIGROUP and Associate, dated February 9, 2005, issued pursuant to the 2003 Equity Incentive Plan. Accordingly, Associate is released from the restrictions contained in Paragraph 1. of the Nondisclosure Agreement. Notwithstanding the foregoing, Associate shall continue to comply with all other terms of the Nondisclosure Agreement, the above-referenced Incentive and Nonqualified Stock Option Agreements, and agrees and understands that the other restrictions contained in those agreements survive execution of this Separation Agreement and Associate’s termination of employment.

(c) Associate affirms that he has returned all of AMERIGROUP’s property in Associate’s possession, control or custody including, but not limited to, Associate’s security badge, keys, files, member lists, mailing lists, provider lists, account information, samples, prototypes, price lists and pricing information, passwords, codes, and all of the tangible and intangible property belonging to AMERIGROUP and relating to Associate’s employment with AMERIGROUP. Associate further represents and warrants that Associate has not retained any copies, electronic or otherwise, of such property.

(d) Associate agrees, if requested, to cooperate fully with AMERIGROUP in transitioning Associate’s work load and work projects.

(e) Associate agrees not to enter AMERIGROUP’s premises after the End Date, without the prior express approval of an authorized officer.

(f) Following the End Date, Associate shall make himself available to AMERIGROUP and its counsel to assist AMERIGROUP and its counsel at mutually convenient times and places with respect to pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to matters that arose during Associate’s employment with AMERIGROUP, including without limitation, the actions captioned Nieves v. AMERIGROUP Corp., Civil Action No: 2:05 cv 578 (E.D. Va.), Pearson v. AMERIGROUP Corp., Civil Action No. 2:05 cv 591 (E.D. Va.), Murphey v. AMERIGROUP Corp., Civil Action No. 2:05 cv 600 (E.D. Va.) and Kling v. AMERIGROUP Corp., Civil Action No. 2:05 cv 601 (E.D. Va.). Such assistance includes without limitation the execution of affidavits, declarations and documents, the provision of information requested by AMERIGROUP or its counsel and, if necessary, the provision of testimony at deposition or trial, all of which shall be truthful to the best of Associate’s knowledge. Reasonable out-of-pocket expenses related to such assistance will be reimbursed or advanced by AMERIGROUP, in accordance with the provisions of the Indemnification Agreement. To the extent that any provision of this Separation Agreement is inconsistent with any term of the Indemnification Agreement, the terms of Indemnification Agreement shall control..

5. Special ADEA Waiver and Release Notification
(a) The General Release, Paragraph B.2. above, of this Separation Agreement, includes a waiver and release of all claims under the Age Discrimination in Employment Act (“ADEA”) and, therefore, pursuant to the requirements of the ADEA, Associate acknowledges that Associate has been:

(i)	advised that the waiver and release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this waiver and release;

(ii)	advised to consult with an attorney and/or other advisor concerning Associate’s rights and obligations under this Separation Agreement prior to Associate’s execution of it. Associate understands that whether or not to do so is Associate’s decision. Associate agrees, however, that except as provided in B.1.(c), AMERIGROUP shall not be required to pay any of Associate’s attorney’s fees related to this matter; and

(iii)	advised that Associate has at least twenty-one (21) days within which to consider this Separation Agreement; and

(iv)	advised that Associate may revoke this Separation Agreement within seven (7) days of Associate’s signing it. Revocation can be made by delivering a written notice of revocation to Stanley F. Baldwin, General Counsel, AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462. For such revocation to be effective, Mr. Baldwin must receive notice no later than 5:00 p.m. on the seventh (7th) calendar day after Associate signs this Separation Agreement. If Associate revokes this Separation Agreement it shall not be effective or enforceable and Associate will not receive the benefits described in Paragraph B.1.(a) (i) and (iii), (c), and (d).

6. Confirmation of Corporate Compliance
Associate acknowledges that Associate will not be eligible to receive the benefits described in the Special Separation Package Paragraph B.1.(a) if Associate is found to have committed or condoned during Associate’s employment any acts of fraud against AMERIGROUP or fraud against the government. Associate hereby confirms that: Associate has not committed or condoned any such fraudulent activity; Associate has, to the best of his knowledge, complied with AMERIGROUP’s Code of Business Conduct and Ethics (the “Code of Ethics”) during Associate’s employment; Associate has not participated in or knowingly permitted others to engage in any conduct prohibited by the Code of Ethics; Associate understands that Associate has a duty under the Code of Ethics to notify AMERIGROUP’s designated Compliance Officer of any knowledge of violation of such Code of Ethics; and Associate is not aware of any such violation by Associate or anyone else employed by AMERIGROUP. Associate confirms that Associate has complied with the duties and obligations outlined in this Paragraph B.6.and Associate acknowledges that such compliance is a condition to Associate’s eligibility to receive the benefits described in the Special Separation Package.

7. Nonpiracy of Employees
Associate agrees that during for the 12-month period starting on the End Date, Associate will not directly or knowingly indirectly, on behalf of Associate or any other entity or person, solicit, try to hire, hire, refer for hire, or assist in hiring any personnel employed on the End Date by AMERIGROUP or AMERIGROUP’s subsidiaries.

8. Nondisparagement
Associate and AMERIGROUP each agree to refrain from disparaging the other. Further, both AMERIGROUP and Associate agree to project a positive image of each other to any former or future customers, community and civic leaders or others that might have contact with either party. Associate agrees that Associate will not make any comments relating to AMERIGROUP or its employees which are critical, derogatory or which may tend to injure the business of AMERIGROUP. AMERIGROUP agrees that AMERIGROUP will not make any comments relating to Associate which are critical, derogatory or which may tend to injure the business of Associate. Nothing herein shall preclude the giving of truthful testimony in any legal proceeding.

9. No Admission
It is understood and agreed that, prior to entering into this Separation Agreement, AMERIGROUP has admitted no liability for the Special Separation Package provided herein or for any benefits other than those provided by contract or AMERIGROUP policy or the provisions of this Separation Agreement. AMERIGROUP has entered into this Separation Agreement solely for the purposes set forth in Paragraph A.2. and to maintain an amicable and cooperative relationship between Associate and AMERIGROUP.

10. Non-Disclosure
Until such time as this Separation Agreement is made public by AMERIGROUP, Associate agrees to keep the terms, amount and fact of this Separation Agreement completely confidential, and that Associate will not disclose any information concerning this Separation Agreement to anyone other than Associate’s immediate family and lawyer(s) and/or other professional advisors, who will be informed of and bound by this confidentiality clause.

11. No Waiver of Breach or Remedy
A waiver by either party of the breach of any of the provisions of this Separation Agreement by either party shall not be deemed a waiver by the other party of any subsequent breach, nor shall recourse to any remedy hereunder be deemed a waiver of any other or further relief or remedy provided for herein.

12.	Severability

Except as otherwise specified below, should any portion of this Separation Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the court should attempt to limit or otherwise modify such provision so as to make it enforceable, and if such portion cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Separation Agreement, which shall otherwise remain in full force and effect. If any portion of this Separation Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters. This Paragraph B.12. shall not operate, however, to sever Associate’s obligation to provide a full and binding release of claims to AMERIGROUP from Associate’s entitlement to the payments pursuant to Paragraph B.1.(a), which shall be recoverable from Associate in the event such release of claims is found to be void or unenforceable in any material respect. In the event Associate should in the future contend that the release of claims contained in Paragraph B.2. and B.5. of this Separation Agreement is for any reason void, imperfect or incomplete, Associate may not pursue any claim against AMERIGROUP to establish the invalidity of the releases, or premised (in whole or in part) on the invalidity of the releases, before or without the repayment of all amounts paid to Associate pursuant to Paragraph B.1.(a) of this Separation Agreement, and applicable statutes of limitations shall be deemed to run in regard to Associate’s claims without regard to the parties’ entry into this Separation Agreement. The preceding sentence shall not operate to limit the scope or effect of Associate’s promise not to sue.

13. Entire Agreement
(a) This Agreement, its exhibits, and the agreements incorporated herein by reference, constitute the entire understanding of the parties relating to the subject matter hereof and, subject to the provisions of Paragraph B.4.(b), herein, supersedes and cancels all agreements, written or oral, made prior to the date hereof between Associate and AMERIGROUP relating to employment, salary, bonus, or other compensation of any description, equity participation, pension, post-retirement benefits, severance or other remuneration, other than, where applicable, the Nondisclosure Agreement (subject to Paragraph B.4.(b) hereof) , Associate’s Stock Option Agreements under the 2003 Equity Incentive Plan (subject to Paragraph B.4(b) hereof) , Associate’s Indemnification Agreement, the Company’s 401(k) Plan, the Employee Stock Purchase Plan, and the Executive Deferred Compensation Plan.

(b) The parties understand and agree that all terms of this Separation Agreement are contractual and are not a mere recital, and represent and warrant that they are competent and possess the full and complete authority to covenant and agree as herein provided.

(c) Associate understands, agrees, and represents that the covenants made herein and the releases herein executed may affect rights and liabilities of substantial extent and agrees that the covenants and releases provided herein are in Associate’s best interest. Associate represents and warrants that, in negotiating and executing this Separation Agreement, Associate has had an adequate opportunity to consult with competent counsel or other representatives of Associate’s choosing concerning the meaning and effect of each term and provision hereof, and that there are no representations, promises or agreements other than those expressly set forth in writing herein. Associate acknowledges that Associate received a copy of this Separation Agreement, and was offered a reasonable period to consider it.

(d) The parties agree that this is a negotiated separation agreement and that no term herein shall be construed against a party merely because that party or its attorneys proposed or drafted such term.

(e) The parties have carefully read this Separation Agreement in its entirety; fully understand and agree to its terms and provisions; intend and agree that it is final and binding and understand that, in the event of a breach, either party may seek relief, including damages, restitution and injunctive relief, at law or in equity, in a court of competent jurisdiction.

(f) Each party also agrees that, without receiving further consideration, it will sign and deliver such documents and do anything else that is necessary in the future to make the provisions of this Separation Agreement effective.

14. Agreement Binding
This Separation Agreement shall be binding on the parties and upon their heirs, administrators, representatives, executors, successors, and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors, and assigns.

15. Violation by Associate
In the event that Associate violates any material term of this Separation Agreement, ( it being understood that a violation of Paragraphs B.2. B.3.(a) B.3.(c), B.4.(a), B.4.(c), B.4.(e), B.4.(f),, B.6.,B.7, or B. 8 shall be deemed to be “material”), AMERIGROUP shall have the right to terminate any or all of its commitments herein and to recover any monies or other considerations previously provided to Associate and to pursue any other remedies available to AMERIGROUP. It being understood that an unintentional or inadvertent de minimus violation of Paragraph B.4.(c) shall not be deemed to be a violation of a material term of this Separation Agreement.

16. Voluntary
(a) Associate agrees that Associate has read and carefully considered this Separation Agreement, and has had the opportunity to ask questions of company representatives. Associate agrees that Associate also had the opportunity to discuss this Separation Agreement with an attorney. Associate agrees that Associate is signing this Separation Agreement voluntarily and of Associate’s own free will.

(b) Associate acknowledges that the Associate need not and should not sign this Separation Agreement unless the statements in it are completely true and accurate.

17. Choice of Law
This Separation Agreement and the legal relationships among the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to conflict of laws principles. Each party hereby irrevocably consents, in any dispute, action, litigation or other proceeding concerning this Separation Agreement, to the jurisdiction of the state and federal courts having venue for the City of Virginia Beach, Virginia, and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party or that venue is improper.

18. Section Headings
The section headings in this Separation Agreement are intended to be for reference purposes only and shall in no way be construed to modify or restrict any of the terms or provisions of this Separation Agreement.

19. No Third Party Rights
This Separation Agreement is entered into solely between AMERIGROUP and Associate and shall not be deemed to create any rights in any third parties or to create any obligations of AMERIGROUP to any third party.

20. Non-Parties
The officers, directors, employees, shareholders and representatives of AMERIGROUP are not parties to this Separation Agreement and shall have no obligation or liability relating to this Separation Agreement.

21. Counterparts
This Separation Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing Separation Agreement.

E. Paul Dunn, Jr. AMERIGROUP Corporation

(SEAL)     By:

E. Paul Dunn, Jr. Catherine S. Callahan

Executive Vice President, Associate Services

WITNESS: WITNESS: